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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) March 21, 2003




                                 MARITRANS INC.
               (Exact name of company as specified in its charter)


             Delaware                               1-9063                           51-0343903
  (State or Other Jurisdiction of          (Commission File Number)               (I.R.S. Employer
  Incorporation or Organization)                                                Identification No.)



                         Two Harbour Place
                      302 Knights Run Road
                             Suite 1200
                           Tampa, Florida                                             33602
              (Address of principal executive offices)                             (Zip Code)


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                                 (813) 209-0600
          (Telephone number, including area code, of agent for service)



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Item 5.  Other Events

         Maritrans carries additional war risk and terrorism insurance coverage through The West of England Ship Owners Mutual Insurance Association (Luxemburg)
("The West of England"). As with all shipowners in The West of England's worldwide protection and indemnity club fleet, effective February, 20, 2003, Maritrans' coverage for war risk and terrorism contains exclusions with respect to any chemical, bio-chemical, electromagnetic weapons, nuclear risks and/or computer virus damages caused by a terrorist act. Because these exclusions were just recently established, the nature and scope of the exclusions have not yet been subject to interpretation. However, shipowners who are insured through The
West of England, including Maritrans, share in coverage up to an aggregate of $50 million, likely to be increased to $60 million, in the event of a terrorist act of the type of one of the excluded coverages.

         Maritrans vessels are Jones Act vessels, meaning that they were constructed in the United States, are U. S. owned, and are manned by U.S.
citizens. Although the vessels are able to travel to anywhere in the world, Maritrans vessels generally provide domestic services in the coastal waters of the United States. No Maritrans vessels are currently operating in, nor scheduled to operate in, any war risk exclusion zones such as the Persian Gulf, Arabian Gulf, Gulf of Aqaba, and the Red Sea.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  MARITRANS INC.


Date: March 21, 2003                         By: /s/ Walter T. Bromfield
                                                 ----------------------------
                                                     Walter T. Bromfield
                                                     Chief Financial Officer